AMENDMENT NUMBER TWO TO CREDIT AGREEMENT

This Amendment Number Two to Credit Agreement ("Amendment") is entered into as of December 24, 2018, by and among the Lenders identified on the signature pages of this Amendment, WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as administrative agent for each member of the Lender Group and the Bank Product Providers (in such capacity, together with its successors and assigns in such capacity, "Agent") on the one hand, and APPFOLIO, INC., a Delaware corporation ("Borrower"), in light of the following:
A.Borrower, Agent and the Lenders have previously entered into that certain Credit Agreement, dated as of March 16, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement"), pursuant to which the Lenders have made certain loans and financial accommodations available to Borrower. Unless otherwise specified herein, capitalized terms used herein without definition shall have the meanings ascribed thereto in the Credit Agreement.
B.    Borrower, Agent and Lenders desire to amend the Credit Agreement as provided for and on the conditions herein.
NOW, THEREFORE, the parties hereby amend and supplement the Credit Agreement as follows:
1.DEFINITIONS. All initially capitalized terms used in this Amendment shall have the meanings given to them in the Credit Agreement unless specifically defined herein.
2.    AMENDMENTS.
2.1.    Section 2.2 of the Credit Agreement is hereby amended and restated in its entirety as follows:
2.2    Term Loan. Subject to the terms and conditions of this Agreement and the Second Amendment, on the Second Amendment Effective Date, each Lender with a Term Loan Commitment agrees (severally, not jointly or jointly and severally) to make term loans (collectively, the "Term Loan") to Borrower in an amount equal to such Lender's Pro Rata Share of the Term Loan Amount. The principal of the Term Loan shall be repaid on the following dates and in the following amounts:

Date	Installment Amount
March 31, 2019	$312,500
June 30, 2019	$312,500
September 30, 2019	$312,500
December 31, 2019	$312,500
March 31, 2020	$312,500
June 30, 2020	$312,500
September 30, 2020	$312,500
December 31, 2020	$312,500
March 31, 2021	$625,000
June 30, 2021	$625,000
September 30, 2021	$625,000
December 31, 2021	$625,000
March 31, 2022	$625,000
June 30, 2022	$625,000
September 30, 2022	$625,000
December 31, 2022	$625,000
March 31, 2023	$937,500
June 30, 2023	$937,500
September 30, 2023	$937,500

The outstanding unpaid principal balance and all accrued and unpaid interest on the Term Loan shall be due and payable on the earlier of (i) the Maturity Date, and (ii) the date of acceleration of the Term Loan in accordance with the terms hereof. Any principal amount of the Term Loan that is repaid or prepaid may not be reborrowed. All principal of, interest on, and other amounts payable in respect of the Term Loan shall constitute Obligations hereunder.
2.2.    Section 2.4(e) of the Credit Agreement is hereby amended and restated in its entirety as follows:
(e)    Mandatory Prepayments.
(i)    Overadvance. If, at any time, the Revolver Usage on such date exceeds the Maximum Revolver Amount, in all cases as adjusted for Bank Product Reserves established by Agent in accordance with Section 2.1(c), then Borrowers shall immediately prepay the Obligations in accordance with Section 2.4(f)(i) in an amount equal to the amount of such excess.
(ii)    Dispositions. Within 5 Business Days of the date of receipt by Borrower or any of its Subsidiaries of the Net Cash Proceeds of any voluntary or involuntary sale or disposition by Borrower or any of its Subsidiaries of assets (including insurance proceeds from casualty losses and proceeds from condemnations, but excluding proceeds from sales or dispositions which qualify as Permitted Dispositions under clauses (a), (b), (c), (d), (e), (f), (i), (j), (k), (l), (m), (n), (p), or (q) of the definition of Permitted Dispositions), Borrower shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(f)(ii) in an amount equal to

100% of such Net Cash Proceeds (including condemnation awards and payments in lieu thereof) received by such Person in connection with such sales or dispositions; provided that, so long as (A) no Default or Event of Default shall have occurred and is continuing or would result therefrom, (B) Borrower shall have given Agent written notice prior to the end of such 5 Business Day period of Borrower's intention to apply such monies to the costs of replacement of the properties or assets that are the subject of such sale or disposition or the cost of purchase or construction of other assets useful in the business of Borrower or its Subsidiaries, (C) subject to, in the case of Terra Mar, regulatory law and the terms of its reinsurance arrangements, the monies are held in a Deposit Account or Securities Account in which Agent has a perfected first-priority security interest, and (D) Borrower or its Subsidiaries, as applicable, complete such replacement, purchase, or construction within 180 days after the initial receipt of such monies (or enter into a binding contract for same within 180 days as long as such replacement, purchase, or construction occurs within 180 days after entering into such binding contract), then the Person whose assets were the subject of such disposition shall have the option to apply such monies to the costs of replacement of the assets that are the subject of such sale or disposition (or the costs of purchase or construction of other assets useful in the business of such Person) unless and to the extent that such applicable period shall have expired without such replacement, purchase, or construction being made or completed, in which case, any amounts remaining in the Deposit Account referred to in clause (C) above shall be paid to Agent and applied in accordance with Section 2.4(f)(ii); provided, that Borrower and its Subsidiaries shall not be required to make any mandatory prepayments in any given fiscal year pursuant to this Section 2.4(e)(ii) if the Net Cash Proceeds of dispositions otherwise required to be prepaid under this Section 2.4(e)(ii) do not exceed $500,000 in any given fiscal year. Nothing contained in this Section 2.4(e)(ii) shall permit Borrower or any of its Subsidiaries to sell or otherwise dispose of any assets other than in accordance with Section 6.4.
(iii)    Extraordinary Receipts. Within 5 Business Days of the date of receipt by Borrower or any of its Subsidiaries of any Extraordinary Receipts in excess of $750,000 in any fiscal year, Borrower shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(f)(ii) in an amount equal to 100% of such Extraordinary Receipts, net of any reasonable expenses incurred in connection with or in collecting such Extraordinary Receipts.
(iv)    Indebtedness. Within 5 Business Days of the date of incurrence by Borrower or any of its Subsidiaries of any Indebtedness (other than Permitted Indebtedness), Borrower shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(f)(ii) in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such incurrence. The provisions of this Section 2.4(e)(iv) shall not be deemed to be implied consent to any such incurrence otherwise prohibited by the terms of this Agreement.
(v)    [Reserved].
(vi)    Excess Cash Flow. Within 10 days of delivery to Agent of audited annual financial statements pursuant to Section 5.1, commencing with the delivery to Agent of the financial statements for Borrower's fiscal year ended December 31, 2020 or, if such financial statements are not delivered to Agent on the date such statements are required to be delivered pursuant to Section 5.1, within 10 days after the date such statements were required to be delivered to Agent pursuant to Section 5.1, Borrower shall (A) if such financial statements demonstrate that the Leverage Ratio of the Loan Parties and their Subsidiaries as of the end of such fiscal year was greater than 3.50:1.00, prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(f)(ii) in an amount equal to (1) 50% of the Excess Cash Flow of the Loan Parties and their Subsidiaries for such fiscal year, minus (2) the aggregate amount of all voluntary prepayments in respect of the outstanding principal balance of the Term Loan and the Revolving Loans (to the extent accompanied by commitment reductions) made by Borrower during such fiscal year, (B) if such financial statements demonstrate that the Leverage Ratio of the Loan Parties and their Subsidiaries as of the end of such fiscal year was less than or equal to 3.50:1.00 and greater than 2.00:100, prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(f)(ii) in an amount equal to (1) 25% of the Excess Cash Flow of the Loan Parties and their Subsidiaries for such fiscal year, minus (2) the aggregate amount of all voluntary prepayments in respect of the outstanding principal balance of the Term Loan and the Revolving Loans (to the extent accompanied by commitment reductions) made by Borrower during such fiscal year, and (C) if such financial statements demonstrate that the Leverage Ratio of the Loan Parties and their Subsidiaries as of the end of such fiscal year was 2.00:1.00 or less, then no prepayment shall be required.

2.3.    Section 2.4(f) of the Credit Agreement is hereby amended and restated in its entirety as follows:
(f)    Application of Payments.
(i)    Each prepayment pursuant to Section 2.4(e)(i) shall, (A) so long as no Application Event shall have occurred and be continuing, be applied, first, to the outstanding principal amount of the Revolving Loans until paid in full (with no reduction to the Maximum Revolver Amount), second, to cash collateralize the Letters of Credit in an amount equal to 105% of the then outstanding Letter of Credit Usage, and third, to the outstanding principal amount of the Term Loan until paid in full, and (B) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in Section 2.4(b)(iii). Each such prepayment of the Term Loan shall be applied against the remaining installments of principal of the Term Loan on a pro rata basis (for the avoidance of doubt, any amount that is due and payable on the Maturity Date shall constitute an installment).
(ii)    Each prepayment pursuant to Section 2.4(e)(ii), 2.4(e)(iii), 2.4(e)(iv), or 2.4(e)(vi) shall (A) so long as no Application Event shall have occurred and be continuing, be applied, first, to the outstanding principal amount of the Term Loan until paid in full, second, to the outstanding principal amount of the Revolving Loans (with a corresponding permanent reduction in the Maximum Revolver Amount), until paid in full, and third, to cash collateralize the Letters of Credit, if any, in an amount equal to 105% of the then outstanding Letter of Credit Usage (with a corresponding permanent reduction in the Maximum Revolver Amount), and (B) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in Section 2.4(b)(iii). Each such prepayment of the Term Loan shall be applied against the remaining installments of principal of the Term Loan on a pro rata basis (for the avoidance of doubt, any amount that is due and payable on the Maturity Date shall constitute an installment).
2.4.    Section 2.11(f) of the Credit Agreement is hereby amended by (1) deleting the word "or" at the end of clause (ix) thereof, (2) deleting the ";" at the end of clause (x) and inserting "; or" in lieu thereof and (3) adding a new clause (xi) immediately following clause (x) as follows:
(xi)    any prohibition on payment or delay in payment of any amount payable by Issuing Bank to a beneficiary or transferee beneficiary of a Letter of Credit arising out of Anti-Corruption Laws, Anti-Money Laundering Laws, or Sanctions;
2.5.    The last sentence of Section 2.14(a) of the Credit Agreement is hereby amended and restated in its entirety as follows:
Additionally, for the avoidance of doubt, it is understood and agreed that in no event shall the aggregate amount of the Increases to the Revolver Commitments and the Term Loan Amount exceed $25,000,000.
2.6.    Section 2.14(b)(iv) of the Credit Agreement is hereby amended by deleting the first sentence thereof in its entirety.
2.7.    Section 4.18 of the Credit Agreement is hereby amended and restated in its entirety as follows:
4.18    OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws. No Loan Party or any of its Subsidiaries is in violation of any Sanctions. No Loan Party nor any of its Subsidiaries nor, to the knowledge of such Loan Party, any director, officer, employee, agent or Affiliate of such Loan Party or such Subsidiary (a) is a Sanctioned Person or a Sanctioned Entity, (b) has any assets located in Sanctioned Entities, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. Each of the Loan Parties and its Subsidiaries has implemented and maintains in effect policies and procedures designed to ensure compliance with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. Each of the Loan Parties and its Subsidiaries, and to the knowledge or each such Loan Party, each director, officer, employee, agent and Affiliate of each such Loan Party and each such Subsidiary, is in compliance with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. No proceeds of any Loan made or Letter of Credit issued hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity, or otherwise used in any manner that would result in a violation of any Sanction, Anti-Corruption Law or Anti-Money Laundering Law by any Person (including any Lender, Bank Product Provider, or other individual or entity participating in any transaction).

2.8.    Section 5.11 of the Credit Agreement is hereby amended by inserting "(including by virtue of any statutory division of Borrower or any Subsidiary of Borrower)" immediately following the reference therein to "acquires any direct or indirect Subsidiary after the Closing Date".
2.9.    Section 5.12 of the Credit Agreement is hereby amended by inserting "(including by virtue of any statutory division of Borrower or any Subsidiary of Borrower)" immediately following the reference therein to "whether now owned or hereafter arising or acquired".
2.10.    A new Section 5.17 is hereby added to the Credit Agreement immediately following Section 5.16 as follows:
5.17    OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws. Each Loan Party will, and will cause each of its Subsidiaries to comply with all applicable Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. Each of the Loan Parties and its Subsidiaries shall implement and maintain in effect policies and procedures designed to ensure compliance by the Loan Parties and their Subsidiaries and their respective directors, officers, employees, agents and Affiliates with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws.
2.11.    Clause (a) of Section 6.3 of the Credit Agreement is hereby amended by deleting the reference therein to "Other than in order to consummate a Permitted Acquisition, enter into any merger, consolidation, reorganization, or recapitalization, or reclassify its Equity Interests, except for" and inserting a reference to "Other than in order to consummate a Permitted Acquisition, enter into any merger, consolidation, reorganization, or recapitalization, or reclassify its Equity Interests, or be a party to any statutory division, except for" in lieu thereof.
2.12.    Section 6.4 of the Credit Agreement is hereby amended and restated in its entirety as follows:
6.4    Disposal of Assets. Other than Permitted Dispositions or transactions expressly permitted by Sections 6.3 or 6.9, Borrower will not, and will not permit any of its Subsidiaries to convey, sell, lease, license, assign, transfer, or otherwise dispose of, including, in each case, in the case of any limited liability company, pursuant to a statutory division, any of its or their assets.
2.13.    Clause (f) of Section 6.7 of the Credit Agreement is hereby amended and restated in its entirety as follows:
(f)    Borrower may make other Restricted Payments, so long as (i) no Default or Event of Default has occurred and is continuing or would result from the consummation of such Restricted Payment, (ii) after giving effect to such Restricted Payment, Borrower will have Liquidity of at least the greater of (y) $30,000,000 and (z) an amount equal to 30% of the sum of the Maximum Revolver Amount plus the aggregate outstanding principal amount of the Term Loan and the aggregate outstanding principal amount of the Additional Portions of the Term Loan, in each case made to Borrower on or prior to the applicable date of determination (but excluding the principal amount of the Term Loan made on the Closing Date), and (iii) Borrower has provided Agent with written confirmation, supported by reasonably detailed calculations, that on a pro forma basis after giving effect to such Restricted Payment, Borrower and its Subsidiaries, on a consolidated basis, would have been in compliance with the financial covenants in Section 7 for the most recent fiscal quarter ended prior to the making of such Restricted Payment for which financial statements are required to have been delivered to Agent pursuant to Section 5.1; provided, that, the aggregate amount of Restricted Payments made pursuant to this clause (f) at any time that the Leverage Ratio, after giving effect to such Restricted Payment and calculated as of the last day of the most recent fiscal quarter ended prior to the making of such Restricted Payment for which financial statements are required to have been delivered to Agent pursuant to Section 5.1, would have exceeded 2.0:1.0 shall not exceed $50,000,000.
2.14.    Section 6.11 of the Credit Agreement is hereby amended and restated in its entirety as follows:
6.11    Use of Proceeds. Borrower will not, and will not permit any of its Subsidiaries to use the proceeds of any loan made hereunder for any purpose other than (a) to pay the fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby and (b) consistent with the terms and conditions hereof, for all lawful and permitted purposes (including that (i) no part of the proceeds of the loans made to Borrower will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors, (ii) no part of the proceeds of any Loan or Letter of Credit will be used, directly or indirectly, to make any payments to a Sanctioned Entity or a Sanctioned Person, to fund any investments, loans or contributions in, or otherwise make such proceeds available to, a Sanctioned Entity or a Sanctioned Person, to fund any operations, activities or business of a Sanctioned Entity or a Sanctioned Person, or in any other manner that would result in a violation of Sanctions by any Person, and (iii) that no part of the proceeds of any Loan or Letter of Credit will be used, directly or indirectly, in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Sanctions, Anti-Corruption Laws or Anti-Money Laundering Laws).
2.15.    Section 7 of the Credit Agreement is hereby amended and restated in its entirety as follows:
7.    FINANCIAL COVENANTS.
Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations, Borrower will:
(a)    Leverage Ratio. Maintain a Leverage Ratio, calculated for each 12-month period ending on the first day of any Covenant Testing Period and the last day of each fiscal quarter occurring until the end of any Covenant Testing Period (including the last day thereof), in each case, of not greater than the applicable ratio set forth in the following table for the applicable date set forth opposite thereto:

Applicable Ratio	Applicable Date
3.50:1.00	December 31, 2018
3.50:1.00	March 31, 2019
3.50:1.00	June 30, 2019
3.50:1.00	September 30, 2019
3.25:1.00	December 31, 2019
3.25:1.00	March 31, 2020
3.25:1.00	June 30, 2020
3.25:1.00	September 30, 2020
3.00:1.00	December 31, 2020
3.00:1.00	March 31, 2021
3.00:1.00	June 30, 2021
3.00:1.00	September 30, 2021
2.75:1.002.50:1.00	December 30, 2021
2.75:1.00	March 31, 2022
2.75:1.00	June 30, 2022
2.75:1.00	September 30, 2022
2.50:1.00	December 31, 2022
2.50:1.00	March 31, 2023
2.50:1.00	June 30, 2023
2.50:1.00	September 30, 2023 and each December 31, March 31, June 30 and September 30 thereafter

; provided, that with respect to each Permitted Acquisition with a Purchase Price greater than or equal to $20,000,000, the applicable ratio set forth above for each of the applicable dates occurring in the 12-month period immediately following the consummation of such Permitted Acquisition shall be increased by 0.50.
(b)    Interest Coverage Ratio. Maintain an Interest Coverage Ratio, calculated for each 12-month period ending on the first day of any Covenant Testing Period and the last day of each fiscal quarter occurring until the end of any Covenant Testing Period (including the last day thereof), in each case, of not less than 3.00:1.00.
2.16.    Section 11 of the Credit Agreement is hereby amended by (a) replacing "Attn: Brett Little" with "Attn: Matt Mazza", (b) replacing "Fax No. 805.968.0653" with "Email: matt.mazza@appfolio.com", and (c) deleting the reference to Buchalter Nemer and its address, attention and fax number, and replacing same with:
GOLDBERG KOHN
55 East Monroe Street, Suite 3300
Chicago, Illinois 60603-5792
Attn: Maria McGuire, Esq.
Fax No.: 312.863.7442
Email: maria.mcguire@goldbergkohn.com

2.17.    The table set forth in the definition of "Applicable Unused Line Fee Percentage" set forth in Schedule 1.1 of the Credit Agreement is hereby amended and restated in its entirety as follows:

Level	Average Revolver Usage	Applicable Unused Line Fee Percentage
I	> $30,000,000	0.25 percentage points
II	< $30,000,000	0.375 percentage points

2.18.    Clause (c)(x) of the definition of "EBITDA" set forth on Schedule 1.1 to the Credit Agreement is hereby amended to replace "$2,500,000" with "$7,500,000".
2.19.    Clause (c)(xiv) of the definition of "EBITDA" set forth on Schedule 1.1 to the Credit Agreement is hereby amended and restated in its entirety as follows:
(xiv)    fees, expenses and other transaction costs incurred in connection with this Agreement and the other Loan Documents, including any amendment thereto, provided that transaction costs will be limited to those paid within 90 days of the Closing Date or, in the case of any amendment, within 90 days of such amendment.
2.20.    Clause (c) of the definition of "Permitted Acquisition" set forth on Schedule 1.1 to the Credit Agreement is hereby amended and restated in its entirety as follows:
(c)    except for the RentLinx Acquisition and any Acquisition with a Purchase Price less than $5,000,000, Borrower has provided Agent with written confirmation, supported by reasonably detailed calculations, that on a pro forma basis (including pro forma adjustments arising out of events which are directly attributable to such proposed Acquisition, are factually supportable, and are expected to have a continuing impact, in each case, determined as if the combination had been accomplished at the beginning of the relevant period; such eliminations and inclusions to be mutually and reasonably agreed upon by Borrower and Agent) created by adding the historical combined financial statements of Borrower (including the combined financial statements of any other Person or assets that were the subject of a prior Permitted Acquisition during the relevant period) to the historical consolidated financial statements of the Person to be acquired (or the historical financial statements related to the assets to be acquired) pursuant to the proposed Acquisition, Borrower and its Subsidiaries, on a consolidated basis, would have been in compliance with the financial covenants in Section 7 of the Agreement for the most recent fiscal quarter ended prior to the execution of the relevant acquisition agreement for which financial statements are required to have been delivered to Agent pursuant to Section 5.1,
2.21.    Clause (e) of the definition of "Permitted Acquisition" set forth on Schedule 1.1 to the Credit Agreement is hereby amended and restated in its entirety as follows:
(e)    Borrower shall have Liquidity immediately after giving effect to the consummation of the proposed Acquisition of not less than the greater of (i) $30,000,000 and (ii) an amount equal to 30% of the sum of the Maximum Revolver Amount plus the aggregate outstanding principal amount of the Term Loan and the aggregate outstanding principal amount of the Additional Portions of the Term Loan, in each case made to Borrower on or prior to the applicable date of determination (but excluding the principal amount of the Term Loan made on the Closing Date),
2.22.    Clause (g) of the definition of "Permitted Acquisition" set forth on Schedule 1.1 to the Credit Agreement is hereby amended by replacing "10 Business Days" with "5 Business Days".
2.23.    Clause (k) of the definition of "Permitted Acquisition" set forth on Schedule 1.1 to the Credit Agreement is hereby amended and restated in its entirety as follows:
(k)    the purchase consideration payable in respect of all Permitted Acquisitions (including the proposed Acquisition and including deferred payment obligations) made after the Second Amendment Effective Date at any time that the Leverage Ratio, after giving effect to such Acquisition and calculated as of the last day of the most recent fiscal quarter ended prior to the consummation of such Acquisition for which financial statements are required to have been delivered to Agent pursuant to Section 5.1, would have exceeded 3.5:1.0 shall not exceed $75,000,000 in the aggregate.

2.24.    The definition of "Permitted Intercompany Advances" set forth on Schedule 1.1 to the Credit Agreement is hereby amended and restated in its entirety as follows:
"Permitted Intercompany Advances" means loans or equity contributions made by (a) a Loan Party to another Loan Party, (b) a Subsidiary of Borrower that is not a Loan Party to another Subsidiary of Borrower that is not a Loan Party, (c) a Subsidiary of Borrower that is not a Loan Party to a Loan Party, so long as the parties thereto are party to the Intercompany Subordination Agreement, and (d) a Loan Party to a Subsidiary of Borrower that is not a Loan Party so long as, in the case of this clause (d) (i) the aggregate amount of all such loans (by type, not by the borrower) or equity contributions does not exceed $1,000,000 in any one year, (ii) (other than in the case of loans or contribution to Terra Mar) at the time of the making of such loan or contribution, no Event of Default has occurred and is continuing or would result therefrom, and (iii) (other than in the case of loans or contributions to Terra Mar) Borrower has Liquidity of $15,000,000 or greater immediately after giving effect to each such loan or contribution.
2.25.    Each of clause (r) of the definition of "Permitted Dispositions", clause (u) of the definition of "Permitted Indebtedness" in each case as set forth on Schedule 1.1 to the Credit Agreement, is hereby amended by replacing "$250,000" with "$1,000,000".
2.26.    Clause (z) of the definition of "Permitted Liens" set forth on Schedule 1.1 to the Credit Agreement is hereby amended by replacing "$200,000" with "$1,000,000".
2.27.    The definitions of "Applicable Margin", "Available Increase Amount", "Fee Letter", "Financial Covenant Triggering Event", "Investment", "Maturity Date", "Maximum Revolver Amount", "Restricted Payment", "Sanctioned Entity", "Sanctioned Person" and "Term Loan Amount", set forth in Schedule 1.1 of the Credit Agreement are hereby amended and restated in their entirety as follows:
"Applicable Margin" means, as of any date of determination and with respect to Base Rate Loans or LIBOR Rate Loans, as applicable, the applicable margin set forth in the following table that corresponds to the most recent Leverage Ratio calculation delivered to Agent pursuant to Section 5.1 of the Agreement (the "Leverage Ratio Calculation"); provided, that for the period from the Second Amendment Effective Date through the date Agent receives the Leverage Ratio Calculation in respect of the testing period ending December 31, 2018, and for any other period when EBITDA is negative pursuant to the most recent calculation of EBITDA delivered to Agent pursuant to Section 5.1 of the Agreement, Applicable Margin shall be set at the margin in the row styled "Level III"; provided further, that any time an Event of Default has occurred and is continuing, if elected by Agent or the Required Lenders during such time, the Applicable Margin shall be set at the margin in the row styled "Level III":

Level	Leverage Ratio Calculation	Applicable Margin Relative to Base Rate Loans (the "Base Rate Margin")	Applicable Margin Relative to LIBOR Rate Loans (the "LIBOR Rate Margin")
I	If the Leverage Ratio is less than 2.0:1.0	0.50 percentage points	1.50 percentage points
II	If the Leverage Ratio is greater than or equal to 2.0:1.0 and less than 2.5:1.0	0.75 percentage points	1.75 percentage points
III	If the Leverage Ratio is greater than or equal to 2.5:1.0	1.00 percentage points	2.00 percentage points

Except as set forth in the foregoing proviso, the Applicable Margin shall be based upon the most recent Leverage Ratio Calculation, which will be calculated as of the end of each fiscal quarter. Except as set forth in the foregoing proviso, the Applicable Margin shall be re-determined quarterly on the first day of the month following the date of delivery to Agent of the certified calculation of the Leverage Ratio pursuant to Section 5.1 of the Agreement; provided, that if Borrower fails to provide such certification when such certification is due, the Applicable Margin shall be set at the margin in the row styled "Level III" as of the first day of the month following the date on which the certification was required to be delivered until the date on which such certification is delivered (on which date (but not retroactively), without constituting a waiver of any Default or Event of Default occasioned by the failure to timely deliver such certification, the Applicable Margin shall be set at the margin based upon the calculations disclosed by such certification. In the event that the information regarding the Leverage Ratio contained in any certificate delivered pursuant to Section 5.1 of the Agreement is shown to be inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an "Applicable Period") than the Applicable Margin actually applied for such Applicable Period, then (i) Borrower shall immediately deliver to Agent a correct certificate for such Applicable Period, (ii) the Applicable Margin shall be determined as if the correct Applicable Margin (as set forth in the table above) were applicable for such Applicable Period, and (iii) Borrower shall immediately deliver to Agent full payment in respect of the accrued additional interest as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by Agent to the affected Obligations.
"Available Increase Amount" means, as of any date of determination, an amount equal to the result of (a) $25,000,000 minus (b) the aggregate principal amount of Increases to the Revolver Commitments or Term Loan Amount previously made pursuant to Section 2.14 of the Agreement.
"Fee Letter" means that certain second amended and restated fee letter, dated as of the Second Amendment Effective Date, among Borrower and Agent.
"Financial Covenant Triggering Event" means any time that Liquidity is less than the greater of (i) an amount equal to 20% of sum of the Maximum Revolver Amount plus the aggregate outstanding principal amount of the Term Loan and the aggregate outstanding principal amount of the Additional Portions of the Term Loan, in each case made to Borrower on or prior to the applicable date of determination (but excluding the principal amount of the Term Loan made on the Closing Date), and (ii) $20,000,000.
"Investment" means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide accounts receivable arising in the ordinary course of business), or acquisitions of Indebtedness, Equity Interests, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), or the transfer of assets by such Person to any statutory division of such Person or to any other Person pursuant to a plan of division, and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustment for increases or decreases in value, or write-ups, write-downs, or write-offs with respect to such Investment.
"Maturity Date" means December 24, 2023.
"Maximum Revolver Amount" means $50,000,000.
"Qualified Cash" means, as of any date of determination, the amount of unrestricted cash and Cash Equivalents of Loan Parties that is in Deposit Accounts or in Securities Accounts, or any combination thereof, and which such Deposit Account or Securities Account is the subject of a Control Agreement and is maintained by a branch office of the bank or securities intermediary located within the United States; provided, that solely during the period from the Second Amendment Effective Date through January 24, 2019, the amount of unrestricted cash and Cash Equivalents of Loan Parties that is in Deposit Accounts maintained at Wells Fargo through a branch office located within the United States shall be considered Qualified Cash notwithstanding the failure of such Deposit Accounts to be subject to a Control Agreement during such period. Qualified Cash will not include any Payments Collection Amounts.
"Restricted Payment" means to (a) declare or pay any dividend or make any other payment or distribution (including pursuant to a plan of statutory division), directly or indirectly, on account of Equity Interests issued by Borrower (including any payment in connection with any merger or consolidation involving Borrower) or to the direct or indirect holders of Equity Interests issued by Borrower in their capacity as such (other than dividends or distributions payable in Qualified Equity Interests issued by Borrower), (b) purchase, redeem, make any sinking fund or similar payment, or otherwise acquire or retire for value (including in connection with any merger or consolidation involving Borrower) any Equity Interests issued by Borrower (other than in exchange for other Qualified Equity Interests), (c) make any cash payment to retire, or to obtain the surrender of, any outstanding warrants, options, or other rights to acquire Equity Interests of Borrower now or hereafter outstanding, or (d) make, or cause or suffer to permit any of Borrower’s Subsidiaries to make, any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness.
"Sanctioned Entity" means (a) a country or territory or a government of a country or territory, (b) an agency of the government of a country or territory, (c) an organization directly or indirectly controlled by a country or territory or its government, or (d) a Person resident in or determined to be resident in a country or territory, in each case of clauses (a) through (d) that is a target of Sanctions, including a target of any country or territory sanctions program administered and enforced by OFAC.
"Sanctioned Person" means, at any time (a) any Person named on the list of Specially Designated Nationals and Blocked Persons maintained by OFAC, OFAC's consolidated Non-SDN list or any other Sanctions-related list maintained by any Governmental Authority, (b) a Person or legal entity that is a target of Sanctions, (c) any Person operating, organized or resident in a Sanctioned Entity, or (d) any Person directly or indirectly owned or controlled (individually or in the aggregate) by or acting on behalf of any such Person or Persons described in clauses (a) through (c) above.
"Term Loan Amount" means $50,000,000.
2.28.    Schedule 1.1 to the Credit Agreement is hereby amended by adding the following definitions to the same in the appropriate alphabetical order:
"Anti-Corruption Laws" means the FCPA, the U.K. Bribery Act of 2010, as amended, and all other applicable laws and regulations or ordinances concerning or relating to bribery, or corruption in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates is located or is doing business.
"Anti-Money Laundering Laws" means the applicable laws or regulations in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates is located or is doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.
"Covenant Testing Period" means a period (a) commencing on the last day of the fiscal quarter of Borrower most recently ended prior to a Financial Covenant Triggering Event for which Borrower is required to deliver to Agent quarterly or annual financial statements pursuant to Schedule 5.1 to the Agreement, and (b) continuing through and including the first day after such Financial Covenant Triggering Event that Liquidity has equaled or exceeded the greater of (i) an amount equal to 20% of the sum of the Maximum Revolver Amount and the aggregate outstanding principal amount of the Term Loan and the aggregate outstanding principal amount of the Additional Portions of the Term Loan, in each case made to Borrower on or prior to the applicable date of determination (but excluding the principal amount of the Term Loan made on the Closing Date), and (ii) $20,000,000 for 90 consecutive days.
"Current Assets" means, as at any date of determination, the total assets of Borrower and its Subsidiaries (other than cash and Cash Equivalents) which may properly be classified as current assets on a consolidated balance sheet of Borrower and its Subsidiaries in accordance with GAAP.
"Current Liabilities" means, as at any date of determination, the total liabilities of Borrower and its Subsidiaries which may properly be classified as current liabilities (other than the current portion of the Term Loan, the Swing Loans and the Revolving Loans) on a consolidated balance sheet of Borrower and its Subsidiaries in accordance with GAAP.
"Excess Cash Flow" means, with respect to any fiscal period and with respect to Borrower determined on a consolidated basis in accordance with GAAP the result of:
(a)    TTM EBITDA, plus

(b)    the sum of
(i)    foreign, United States, state, or local tax refunds received in cash during such period,
(ii)    interest income received in cash during such period, and
(iii)    the amount of any decrease in Net Working Capital for such period, minus
(c)    the sum of
(i)    the cash portion of Interest Expense and loan servicing fees paid during such fiscal period,
(ii)    the cash portion of taxes (on account of income, profits, or capital) paid during such period,
(iii)    all scheduled and, other than with respect to the Obligations, voluntary principal payments permitted under the Agreement during such period (including without limitation payments in respect of Capital Leases),
(iv)    the cash portion of Capital Expenditures (net of any proceeds of related financings with respect to such expenditures) made during such period,
(v)    cash payments made in respect of Permitted Acquisitions (in each case, to the extent such payments are not made with the proceeds of Indebtedness (other than Revolving Loans),
(vi)    the amount of cash items included in the calculation of EBITDA pursuant to clause (c)(vii) of the definition of EBITDA for such period (to the extent that the applicable payments are not made with the proceeds of Indebtedness (other than proceeds of Revolving Loans)),
(vii)    the distributed earnings of Borrower or its Subsidiaries to the extent that the declaration or payment of dividends or similar distributions by Borrower or such Subsidiary is permitted under the Agreement,
(viii)    the amount of any increase in Net Working Capital for such period,
(ix)    any non-cash purchase accounting adjustments with respect to a Permitted Acquisition added to Borrower's net income (or loss) pursuant to clause (c)(vi)(2) of the definition of EBITDA,
(x)    any items added back to EBITDA pursuant to clauses (c)(xiv), (xv), and (xvi) of the definition of EBITDA, and
(xi)    any retention bonuses added back to EBITDA pursuant to clause (c)(x) of the definition of EBITDA.
"Extraordinary Receipts" means (a) so long as no Event of Default has occurred and is continuing, proceeds of judgments, proceeds of settlements, or other consideration of any kind received in connection with any cause of action or claim, and (b) if an Event of Default has occurred and is continuing, any payments received by Borrower or any of its Subsidiaries not in the ordinary course of business (and not consisting of proceeds described in Section 2.4(e)(ii) of the Agreement) consisting of (i) proceeds of judgments, proceeds of settlements, or other consideration of any kind received in connection with any cause of action or claim, (ii) indemnity payments (other than to the extent such indemnity payments are immediately payable to a Person that is not an Affiliate of Borrower or any of its Subsidiaries, and (iii) any purchase price adjustment received in connection with any purchase agreement.
"FCPA" means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.
"Funded Indebtedness" means, as of any date of determination, all Indebtedness for borrowed money or letters of credit of Borrower, determined on a consolidated basis in accordance with GAAP, including, in any event, but without duplication, with respect to the Loan Parties and their Subsidiaries, the Revolver Usage, the Term Loan, and the amount of their Capitalized Lease Obligations.
"Interest Coverage Ratio" means, as of any date of determination, the ratio of (a) TTM EBITDA as of such date to (b)Borrower's Interest Expense paid or required to be paid in cash for such period.
"Leverage Ratio" means, as of any date of determination, the result of (a) the amount of Borrower's Funded Indebtedness as of such date, to (b) Borrower's TTM EBITDA as of such date.
"Leverage Ratio Calculation" has the meaning set forth in the definition of Applicable Margin.
"Net Working Capital" means, as of any date of determination, Current Assets as of such date minus Current Liabilities as of such date.
"Sanctions" means individually and collectively, respectively, any and all economic sanctions, trade sanctions, financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes anti-terrorism laws and other sanctions laws, regulations or embargoes, including those imposed, administered or enforced from time to time by: (a) the United States of America, including those administered by OFAC, the U.S. Department of State, the U.S. Department of Commerce, or through any existing or future executive order, (b) the United Nations Security Council, (c) the European Union or any European Union member state, (d) Her Majesty's Treasury of the United Kingdom, or (d) any other Governmental Authority with jurisdiction over any member of Lender Group or any Loan Party or any of their respective Subsidiaries or Affiliates.
"Second Amendment" means that certain Amendment Number Two to Credit Agreement dated as of the Second Amendment Effective Date by and among, Borrower, Agent, and the Lenders party thereto.
"Second Amendment Effective Date" means December 24, 2018.
2.29.    Schedule 1.1 to the Credit Agreement is hereby amended by deleting in their entirety each of the following definitions: "Senior Leverage Ratio" and "Senior Leverage Ratio Calculation".
2.30.    Exhibit C-1 to the Credit Agreement is hereby amended and restated in its entirety as set forth on Exhibit C-1 attached to this Amendment.
2.31.    Schedule C-1 to the Credit Agreement is hereby amended and restated in its entirety as set forth on Schedule C-1 attached to this Amendment.
2.32.    Schedule 5.1 to the Credit Agreement is hereby amended and restated in its entirety as set forth on Schedule 5.1 attached to this Amendment.
3.    REPRESENTATIONS AND WARRANTIES. In order to induce Agent and Lenders to enter into this Amendment, each Loan Party party hereto hereby represents and warrants to Agent and Lenders that:
3.1.    after giving effect to this Agreement, all representations and warranties contained in the Loan Documents to which such Loan Party is a party are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date hereof, as though made on and as of the date hereof (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date);
3.2.    no Default or Event of Default has occurred and is continuing; and
3.3.    this Agreement and the Loan Documents, as expressly modified hereby, constitute legal, valid and binding obligations of such Loan Party and are enforceable against such Loan Party in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally.

4.    CONDITIONS PRECEDENT. The effectiveness of this Amendment is expressly conditioned on receipt by Agent of:
4.1.    a copy of (a) this Amendment duly executed by Borrower, Guarantors, Lenders and Agent and (b) each other document, instrument and agreement listed on the closing checklist attached hereto as Annex I;
4.2.    all representations and warranties contained in this Amendment are true and correct;
4.3.    no Default or Event of Default shall have occurred and be continuing on the date hereof or as of the date of the effectiveness of this Agreement;
4.4.    Borrower shall have paid all fees due and payable on the date hereof pursuant to the Loan Documents; and
4.5.    payment in full of the accrued and unpaid Unused Line Fee as of the Second Amendment Effective Date as calculated under the Credit Agreement immediately prior to the effectiveness of this Amendment.
5.    POST-CLOSING COVENANT. Borrower covenants and agrees to, or to cause RentLinx to, amend or amend and restate its operating agreement in a manner satisfactory to Agent on or before January 24, 2019 (or such later date as Agent may agree in writing in its sole discretion). Failure to comply with the foregoing shall constitute an immediate Event of Default.
6.    COSTS AND EXPENSES. Borrower shall pay to Agent all of Agent's documented out- of-pocket costs and expenses (including, without limitation, the reasonable fees and expenses of their counsel, which counsel may include any local counsel deemed necessary, search fees, filing and recording fees, documentation fees, appraisal fees, travel expenses, and other reasonable fees) arising in connection with the preparation, execution, and delivery of this Amendment and all related documents.
7.    COUNTERPARTS; EFFECTIVENESS. This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which when so executed and delivered shall be deemed to be an original. All such counterparts, taken together, shall constitute but one and the same Amendment. Upon the execution of a counterpart of this Amendment by each of the parties hereto and satisfaction of the conditions set forth in Section 4 hereof and upon the fulfillment of such conditions set forth in Section 4, it shall be deemed to be effective as of the First Amendment Effective Date. Delivery of an executed counterpart of this Amendment by telefacsimile or electronic mail shall be equally as effective as delivery of an original executed counterpart of this Amendment. Any party delivering an executed counterpart of this Amendment by telefacsimile or electronic mail also shall deliver an original executed counterpart of this Amendment, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Amendment.
8.    FURTHER ASSURANCES. Borrower shall execute and deliver all agreements, documents and instruments, in form and substance reasonably satisfactory to Agent, and take all actions as Agent may reasonably request from time to time to perfect and maintain the perfection and priority of the security interests of Agent in the Collateral and to consummate fully the transactions contemplated under this Amendment and the other Loan Documents.
9.    EFFECT ON LOAN DOCUMENTS.
9.1.    The Credit Agreement, as amended hereby, and each of the other Loan Documents, as amended as of the date hereof, shall be and remain in full force and effect in accordance with their respective terms and hereby are ratified and confirmed in all respects. The execution, delivery, and performance of this Amendment shall not operate, except as expressly set forth herein, as a waiver of, consent to, or a modification or amendment of, any right, power, or remedy of Agent or any Lender under the Credit Agreement or any other Loan Document. Except for the amendments to the Credit Agreement expressly set forth herein, the Credit Agreement and the other Loan Documents shall remain unchanged and in full force and effect (other than as set forth in Section 9.3 of this Amendment). The consents, waivers and modifications set forth herein are limited to the specifics hereof, shall not apply with respect to any facts or occurrences other than those on which the same are based, shall neither excuse future non-compliance with the Loan Documents nor operate as a waiver of any Default or Event of Default, shall not operate as a consent to any further or other matter under the Loan Documents and shall not be construed as an indication that any future waiver of covenants or any other provision of the Credit Agreement will be agreed to, it being understood that the granting or denying of any waiver which may hereafter be requested by any Loan Party remains in the sole and absolute discretion of the Agent and the Lenders.

9.2.    Upon and after the effectiveness of this Amendment, each reference in the Credit Agreement to "this Agreement", "hereunder", "herein", "hereof" or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to "the Credit Agreement", "thereunder", "therein", "thereof" or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as modified and amended hereby.
9.3.    To the extent that any of the terms and conditions in any of the Loan Documents shall contradict or be in conflict with any of the terms or conditions of the Credit Agreement or the Security Agreement, in each case after giving effect to this Amendment, such terms and conditions are hereby deemed modified or amended accordingly to reflect the terms and conditions of the Credit Agreement and the Security Agreement as modified or amended hereby.
9.4.    This Amendment is a Loan Document.
9.5.    Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Amendment.
9.6.    Neither this Amendment nor any uncertainty or ambiguity herein shall be construed against Agent, any member of the Lender Group, the Bank Product Providers or any Loan Party, whether under any rule of construction or otherwise. This Amendment has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.
9.7.    The pronouns used herein shall include, when appropriate, either gender and both singular and plural, and the grammatical construction of sentences shall conform thereto.
9.8.    This Amendment shall be subject to the construction provisions set forth in Section 1.4 of the Credit Agreement, and such provisions are incorporated herein by this reference, mutatis mutandis.
10.    ENTIRE AGREEMENT. This Amendment, and the terms and provisions hereof, the Credit Agreement and the other Loan Documents constitute the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersede any and all prior or contemporaneous amendments or understandings with respect to the subject matter hereof, whether express or implied, oral or written.
11.    REAFFIRMATION OF OBLIGATIONS. Borrower hereby (a) acknowledges and reaffirms its obligations owing to Agent, the Bank Product Providers, and each other member of the Lender Group under each Loan Document to which it is a party, and (b) agrees that each of the Loan Documents to which it is a party is and shall remain in full force and effect. Borrower hereby (i) further ratifies and reaffirms the validity and enforceability of all of the Liens and security interests heretofore granted, pursuant to and in connection with the Guaranty and Security Agreement or any other Loan Document, to Agent, on behalf and for the benefit of the Lender Group and the Bank Product Providers, as collateral security for the obligations under the Loan Documents in accordance with their respective terms, and (ii) acknowledges that all of such Liens and security interests, and all Collateral heretofore pledged as security for such obligations, continue to be and remain collateral for such obligations from and after the date hereof (including, without limitation, from after giving effect to this Amendment).
12.    RATIFICATION. Borrower hereby restates, ratifies and reaffirms each and every term and condition set forth in the Credit Agreement and the Loan Documents effective as of the date hereof and as amended hereby. All Obligations owing by Borrower are unconditionally owing by Borrower to Agent and the Lenders, without offset, defense, withholding, counterclaim or deduction of any kind, nature or description whatsoever.
13.    [Reserved].
14.    CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; JUDICIAL REFERENCE. THIS AMENDMENT SHALL BE SUBJECT TO THE PROVISIONS REGARDING CHOICE OF LAW AND VENUE, JURY TRIAL WAIVER, AND JUDICIAL REFERENCE SET FORTH IN SECTION 12 OF THE CREDIT AGREEMENT, AND SUCH PROVISIONS ARE INCORPORATED HEREIN BY THIS REFERENCE, MUTATIS MUTANDIS.
15.    SEVERABILITY. In case any provision in this Amendment shall be invalid, illegal or unenforceable, such provision shall be severable from the remainder of this Amendment and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

16.    ESTOPPEL. To induce Agent to enter into this Amendment and to continue to make advances to Borrower under the Credit Agreement, Borrower hereby acknowledges and agrees that, immediately before and after giving effect to this Amendment, as of the date hereof, there exists no Default or Event of Default and no right of offset, defense, counterclaim or objection in favor of Borrower or any Guarantor as against Agent or any Lender with respect to the Obligations.
[The remainder of this page left blank intentionally, signatures to follow]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.

APPFOLIO, INC., a Delaware corporation, as Borrower
By:	/s/ Ida Kane
Name:	Ida Kane
Title:	Chief Financial Officer

Signature Page to Amendment Number Two to Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Agent and sole Lender
By:	/s/ Nate McIntosh
Name:	Nate McIntosh
Title:	Duly Authorized Signer

Signature Page to Amendment Number Two to Credit Agreement

GUARANTORS:

MYCASE, INC., a California corporation
By:	/s/ Kim Coalson
Name:	Kim Coalson
Title:	President

RENTLINX LLC, a Michigan limited liability company
By:	/s/ Ida Kane
Name:	Ida Kane
Title:	Chief Financial Officer of AppFolio as the Member/Manager of RentLinx LLC

APPFOLIO UTILITY MANAGEMENT, INC., a California corporation
By:	/s/ Isabelle Meyer Stapf
Name:	Isabelle Meyer Stapf
Title:	President

MESA INSURANCE SOLUTIONS, INC., a California corporation
By:	/s/ Isabelle Meyer Stapf
Name:	Isabelle Meyer Stapf
Title:	President

APPFOLIO INVESTMENT MANAGEMENT, INC., a California corporation
By:	/s/ Jon Walker
Name:	Jon Walker
Title:	President

Signature Page to Amendment Number Two to Credit Agreement

CONSENT AND REAFFIRMATION
Each undersigned Guarantor hereby (i) acknowledges receipt of a copy of the foregoing Amendment Number Two to Credit Agreement (the "Agreement"; capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement), (ii) consents to Borrower's execution and delivery of the Agreement; (iii) agrees to be bound by the Agreement; (iv) affirms that nothing contained in the Agreement shall modify in any respect whatsoever any Loan Document to which it is a party except as expressly set forth therein; and (v) ratifies, affirms, acknowledges and agrees that each of the Loan Documents to which such Guarantor is a party represents the valid, enforceable and collectible obligations of such Guarantor, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing, and further acknowledges that there are no existing claims, defenses, personal or otherwise, or rights of setoff whatsoever with respect to the Credit Agreement or any other such Loan Document. Each undersigned Guarantor hereby agrees that the Agreement in no way acts as a release or relinquishment of the Liens and rights securing payments of the Obligations. The Liens and rights securing payment of the Obligations are hereby ratified and confirmed by each undersigned Guarantor in all respects. Although each undersigned Guarantor has been informed of the matters set forth herein and has acknowledged and agreed to same, each undersigned Guarantor understands that neither Agent nor any Lender has any obligation to inform such Guarantor of such matters in the future or to seek such Guarantor's acknowledgment or agreement to future amendments, waivers or consents, and nothing herein shall create such a duty.

[Signature Page Follows]

Consent and Reaffirmation to Amendment Number Two to Credit Agreement

GUARANTORS: MYCASE, INC., a California corporation By: Name: Title:

RENTLINX, LLC, a Michigan limited liability company By: Name: Title:

APPFOLIO UTILITY MANAGEMENT, INC., a California corporation By: Name: Title:

APPFOLIO INVESTMENT MANAGEMENT, INC., a California corporation By: Name: Title:

MESA INSURANCE SOLUTIONS, INC., a California corporation By: Name: Title:

Consent and Reaffirmation to Amendment Number Two to Credit Agreement

Schedule 5.1

See Attached.

Schedule 5.1

Deliver to Agent (and if so requested by Agent, with copies for each Lender) each of the financial statements, reports, or other items set forth below at the following times in form satisfactory to Agent:

Monthly, as soon as available, but in any event within 30 days after the end of each month (other than the last month of any fiscal quarter or fiscal year)
a) a detailed report regarding Borrower's and its Subsidiaries' cash and Cash Equivalents, including an indication of which accounts constitute Qualified Cash and which accounts contain Payments Collection Amounts (each measured as of the date on which such report is actually delivered).

Quarterly (no later than 45 days following the end of each fiscal quarter)
b) each of the items noted in clause a) above,
c) an IP Reporting Certificate,
d) a Perfection Certificate or a supplement to the Perfection Certificate,
e) a report detailing Recurring Revenue retention statistics for the prior quarter and for the trailing four quarters, in form and methodology consistent with what has been previously provided to Agent,
f) a summary report showing all deferred revenues as set forth in Borrower's and its Subsidiaries' balance sheet for the prior quarter by revenue type (e.g. license, services, subscription, maintenance), and
g) an unaudited consolidated balance sheet and income statement covering Borrower's and its Subsidiaries' operations during such period.

Quarterly (no later than 45 days following the end of each fiscal quarter) and, in addition, within 10 Business Days following the date on which a Financial Covenant Triggering Event has occurred
h)    a Compliance Certificate, along with the underlying calculations, including the calculations to arrive at EBITDA and Leverage Ratio and, for each Compliance Certificate delivered during a Covenant Testing Period, the calculations to arrive at Interest Coverage Ratio as of the most recent fiscal quarter end for which financial statements are available.

Schedule 5.1 – Page 1

Annually, as soon as available, but in any event within 120 days after the end of each of Borrower's fiscal years commencing with the fiscal year ending December 31, 2015
i) consolidated financial statements of Borrower and its Subsidiaries for each such fiscal year, audited by PricewaterhouseCoopers or other independent certified public accountants reasonably acceptable to Agent and certified, without any qualifications (including any (A) "going concern" or like qualification or exception, (B) qualification or exception as to the scope of such audit, or (C) qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of Section 7 of the Agreement), by such accountants to have been prepared in accordance with GAAP (such audited financial statements to include a balance sheet, income statement, statement of cash flow, and statement of shareholder's equity).

Annually, as soon as available, but in any event within 30 days after the start of each of Borrower's fiscal years
j)    copies of Borrower's Projections for the forthcoming fiscal year, fiscal quarter by fiscal quarter, certified by the chief financial officer of Borrower as being such officer's good faith estimate of the financial performance of Borrower during the period covered thereby.

If and when distributed by Borrower	k) any information that is provided by Borrower to its shareholders generally.
Promptly, but in any event within 5 days after Borrower has knowledge of (i) any event or condition that constitutes a Default or an Event of Default and/or (ii) the commencement of service of process with respect thereto

l) notice of such event or condition and a statement of the curative action that Borrower proposes to take with respect thereto, and
m) notice of all actions, suits, or proceedings brought by or against Borrower or any of its Subsidiaries before any Governmental Authority which reasonably could be expected to result in a Material Adverse Effect.

Upon the reasonable request of Agent	n) any other information reasonably requested relating to the financial condition of Borrower or its Subsidiaries.

Agent acknowledges and agrees that any information required to be delivered above that is included in materials filed with the SEC (other than information regarding a Default or Event of Default) shall be deemed to have been delivered on the date on which such materials are filed electronically with the SEC's EDGAR system and are publicly available.

Schedule 5.1 – Page 2

Exhibit C-1
Form of Compliance Certificate

See attached.

EXHIBIT C-1

FORM OF COMPLIANCE CERTIFICATE
[on Borrower's letterhead]

To:	Wells Fargo Bank, National Association 2450 Colorado Avenue, Suite 3000 West Santa Monica, California 90404 Attn: Account Manager – AppFolio, Inc.

Re:	Compliance Certificate dated __________, 20___
Ladies and Gentlemen:
Reference is made to that certain Credit Agreement dated as of March 16, 2015 (as amended, restated, supplemented, or otherwise modified from time to time, the "Credit Agreement") by and among AppFolio, Inc., as borrower ("Borrower"), the lenders party thereto as "Lenders" (each of such Lenders, together with its successors and permitted assigns, is referred to hereinafter as a "Lender"), and Wells Fargo Bank, National Association, a national banking association ("Wells Fargo"), as administrative agent for each member of the Lender Group and the Bank Product Providers (in such capacity, together with its successors and assigns in such capacity, the "Agent"). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement.
Pursuant to Section 5.1 of the Credit Agreement, the undersigned officer of Borrower hereby certifies as of the date hereof that:
1.    The financial information of Borrower and its Subsidiaries furnished in Schedule 1 attached hereto, has been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for year-end audit adjustments and the lack of footnotes), and fairly presents in all material respects the financial condition of Borrower and its Subsidiaries as of the date set forth therein.
2.    Such officer has reviewed the terms of the Credit Agreement and has made, or caused to be made under his/her supervision, a review in reasonable detail of the transactions and financial condition of Borrower and its Subsidiaries during the accounting period covered by the financial statements delivered pursuant to Section 5.1 of the Credit Agreement.
3.    Such review has not disclosed the existence on and as of the date hereof, and the undersigned does not have knowledge of the existence as of the date hereof, of any event or condition that constitutes a Default or Event of Default, except for such conditions or events listed on Schedule 2 attached hereto, in each case specifying the nature and period of existence thereof and what action Borrower and/or its Subsidiaries have taken, are taking, or propose to take with respect thereto.

4.    Except as set forth on Schedule 3 attached hereto, the representations and warranties of Borrower and its Subsidiaries set forth in the Credit Agreement and the other Loan Documents are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date hereof (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date.
5.    As of the date hereof, [no Covenant Testing Period is in effect] [Borrower and its Subsidiaries are in compliance with the applicable covenants contained in Section 7 of the Credit Agreement as demonstrated on Schedule 4 hereof].
6.    Attached hereto as Schedule 5 is the Borrower's calculation of EBITDA and Leverage Ratio for the applicable period shown on such schedule.
IN WITNESS WHEREOF, this Compliance Certificate is executed by the undersigned this_____ day of __________, _____.

APPFOLIO, INC., a Delaware corporation, as Borrower By: Name Title:

SCHEDULE 1

Financial Information

SCHEDULE 2

Default or Event of Default

SCHEDULE 3

Representations and Warranties

SCHEDULE 4

Financial Covenants.

1.    Maximum Leverage Ratio.
Borrower's Leverage Ratio, measured on a quarter-end basis, as of the last day of the fiscal quarter ending __________ ___, 20___, is [__] to 1.00, which amount [is/is not] less than or equal to the ratio set forth in Section 7(a) of the Credit Agreement for the corresponding period.

2.    Minimum Interest Coverage Ratio.

Borrower's Interest Coverage Ratio, measured on a quarter-end basis, as of the last day of the fiscal quarter ending __________ ___, 20___, is [___] to 1.00, which amount [is/is not] equal to or more than the ratio set forth in Section 7(b) of the Credit Agreement for the corresponding period.

SCHEDULE 5

1.    Calculation of EBITDA
2.    Calculation of Leverage Ratio

Schedule C-1

Commitments

Lender	Revolver Commitment	Term Loan Commitment	Total Commitment
Wells Fargo Bank, National Association	$50,000,000.00	$50,000,000.00	$100,000,000.00
All Lenders	$50,000,000.00	$50,000,000.00	$100,000,000.00